Exhibit 99.1

Destination XL Group, Inc. Reports Second Quarter Financial Results

Sales of $124.8 million, Net Income of $0.04 per diluted share, Revises Full-Year Guidance

CANTON, Mass., August 29, 2024 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the second quarter of fiscal 2024, and updated sales and earnings guidance for the fiscal year.

Second Quarter Financial Highlights

•
Total sales for the second quarter were $124.8 million, down 10.9% from $140.0 million in the second quarter of fiscal 2023. Comparable sales for the second quarter of fiscal 2024 also decreased 10.9% as compared to the second quarter of fiscal 2023.
•
Net income for the second quarter was $0.04 per diluted share, as compared to net income of $0.18 per diluted share in the second quarter of fiscal 2023.
•
Adjusted EBITDA (a non-GAAP measure) for the second quarter was $6.5 million, or 5.2% of sales, as compared to $22.9 million, or 16.4% of sales in the second quarter of fiscal 2023.
•
Total cash and investments were $63.2 million at August 3, 2024, as compared to $62.8 million at July 29, 2023, with no outstanding debt for either period.

Management’s Comments

“Our second quarter results reflect a challenging retail apparel market punctuated by a lack of foot traffic to our stores and lower conversion rates in our direct business,” said Harvey Kanter, President and CEO. “During the quarter, our customers continued to feel the impact of inflationary pressures and macro-economic uncertainty on their discretionary spending. Customers gravitated towards promotions and lower price point goods, signaling a consumer who is carefully choosing where and how he spends his money. Despite a disappointing sales performance, we maintained a flat merchandise margin, with meaningfully less inventory and a strong balance sheet."

Mr. Kanter continued, “As we battle these sales headwinds, we remain focused on the aspects of the business within our control, including optimization of merchandise margins and managing expenses and inventory levels. We believe these operational efforts will position us to generate substantially improved results when the economic cycle reverses. The current environment has also forced us to take a hard look at our spend plans for the second half of the year. Consequently, we have made the difficult decision to pivot from the next phase of our brand campaign in the Fall, in favor of advertising spend that has a greater prospect of better stimulating traffic in the short term, and to slow our new store roll out in 2025 to lower our capital expenditure burden. Our near-term priority is to focus on our balance sheet, achieving profitable sales, and generating free cash flow.

“To be clear, we are committed to our growth strategy and, in that respect, remain enthusiastic about our brand campaign and new store development plans. In the second quarter, we made the following progress:

Marketing & Brand Building: We launched our new brand advertising campaign on May 13th to build awareness of our brand. The campaign ran in a three-matched-market test in Boston, Detroit, and St. Louis and the results were positive in all three markets, with increased traffic, sessions, and customer acquisition. Our initial plan was to run a second similar campaign in the second half of the year: however, given current market conditions, we believe pivoting the brand marketing dollars back into our traditional marketing channels will be more productive.

Store Development: Our initiative to open new stores was driven by insights into the frustrations our customers have with limited access to our stores. Consumers told us that they do not shop with us because no store is near them. On August 17th, we opened our third store this year with five more expected later this year. We are evaluating our current rollout schedule and will likely reduce the number of expected store openings in fiscal 2025 from 15 to 10.

New Website Platform: We are transitioning to a new and improved eCommerce platform. The platform addresses friction online and will drive a richer and simpler consumer experience, as well as drive measurably greater speed and agility. We completed our first phase of this project in the first quarter and our second phase is expected to be released by the end of September. The last phase is on schedule to be completed in January 2025.

Alliances & Collaborations: Last quarter we announced our alliance with Nordstrom to launch DXL's Big & Tall assortment on their digital marketplace platform. Our merchandise offering launched on the marketplace on May 28th. To date, we have been pleased with the results and we are currently looking to expand our current product offering. We believe this collaboration will allow us to bring the DXL experience beyond our four walls and directly to the Nordstrom customer, thereby further extending DXL’s relationship with the female consumer.

"While we are frustrated by the current macroeconomic sales challenges, we strongly believe in our long-term growth strategy. In the near term, we will be pragmatic with our investment spending and will do so with a focus on profitability," Kanter concluded.

Second Quarter Results

Sales

Total sales for the second quarter of fiscal 2024 were $124.8 million, as compared to $140.0 million in the second quarter of fiscal 2023. The decrease in total sales was primarily attributable to a decrease in comparable sales for the second quarter of 10.9%. The remainder of the decrease was due to a $1.9 million decrease due to the shift in calendar weeks due to the 53rd week in fiscal 2023 which was partially offset by an increase in non-comparable sales of $1.7 million.

The comparable sales decrease of 10.9% consisted of comparable sales from our stores down 10.0% and our direct business down 12.8%. Similar to our first quarter results, the decrease in comparable sales during the second quarter of fiscal 2024 was principally driven by a decrease in traffic in our stores and decreased conversion in our direct business.

Gross Margin

For the second quarter of fiscal 2024, our gross margin rate, inclusive of occupancy costs, was 48.2% as compared to a gross margin rate of 50.3% for the second quarter of fiscal 2023.

Our gross margin rate decreased by 210-basis points, which was driven by an increase in occupancy costs, as a percentage of sales, primarily due to the deleveraging of sales and increased rents as a result of lease extensions. Our merchandise margin, which was flat to the second quarter of fiscal 2023, was achieved despite an increase in markdowns associated with selected price matching for some of our national brands, as well as markdowns on seasonal merchandise to ensure inventory levels remain healthy as we head into the fall season. These increases were offset by favorable shipping costs and a reduction in loyalty expense. For 2024, we expect gross margin rates to be approximately 60-110-basis points lower than fiscal 2023 primarily related to the deleveraging of occupancy on a lower sales base.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the second quarter of fiscal 2024 were 43.0% as compared to 33.9% for the second quarter of fiscal 2023.

On a dollar basis, SG&A expenses increased by $6.2 million as compared to the second quarter of fiscal 2023. The increase was primarily due to an increase in marketing substantially related to our brand campaign that launched in the second quarter, other operating expenses to support our long-range growth initiatives and an increase in healthcare costs. This increase was partially offset by a decrease in store payroll.

Marketing costs were 8.8% of sales for the second quarter of fiscal 2024 as compared to 5.0% of sales for the second quarter of fiscal 2023. For fiscal 2024, marketing costs are expected to be approximately 7.0%.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 25.2% of sales in the second quarter of fiscal 2024 as compared to 19.5% of sales in the second quarter of fiscal 2023. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 17.8% of sales in the second quarter of fiscal 2024 as compared to 14.4% of sales in the second quarter of fiscal 2023.

Interest Income, Net

Net interest income for the second quarter of fiscal 2024 was $0.6 million, as compared to $0.5 million for the second quarter of fiscal 2023. For both periods, interest income was earned from investments in U.S. government-backed investments and money market accounts. Interest costs for both periods were minimal because we had no outstanding debt and no borrowings under our credit facility.

Income Taxes

Our tax provision for income taxes for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items, if any. Each quarter, we update our estimate of the annual effective tax rate and make a year-to-date adjustment to the provision.

For the second quarter of fiscal 2024, the effective tax rate was 35.2% as compared to an effective tax rate of 26.4% for the second quarter of fiscal 2023. The increase in the effective tax rate was primarily due to permanent book to tax differences combined with a lower pretax income as compared to the second quarter of fiscal 2023.

Net Income

For the second quarter of fiscal 2024, net income was $2.4 million, or $0.04 per diluted share, as compared to net income for the second quarter of fiscal 2023 of $11.6 million, or $0.18 per diluted share. Results for the second quarter of fiscal 2023 included a charge of $4.2 million related to a partial settlement of our pension obligation. The termination and final settlement of the remaining pension obligation was completed in the fourth quarter of fiscal 2023.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the second quarter of fiscal 2024 was $6.5 million, as compared to $22.9 million for the second quarter of fiscal 2023.

Cash Flow

Cash flow from operations for the first six months of fiscal 2024 was $16.0 million as compared to $26.2 million for the first six months of fiscal 2023. Free cash flow, a non-GAAP measure, was $3.2 million for the first six months of fiscal 2024 as compared to $21.6 million for the first six months of fiscal 2023. The decrease in free cash flow was primarily due to a decrease in operating income as well as increases in capital expenditures of $4.4 million for store development and other capital projects of $3.7 million.

	For the six months ended
(in millions)	August 3, 2024	July 29, 2023
Cash flow from operating activities (GAAP basis)	$16.0	$26.2
Capital expenditures, excluding store development	(7.6)	(3.9)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$8.4	$22.4
Capital expenditures for store development	(5.2)	(0.8)
Free Cash Flow (non-GAAP basis)	$3.2	$21.6

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of August 3, 2024, we had cash and investments of $63.2 million as compared to $62.8 million as of July 29, 2023, with no outstanding debt in either period. We did not have any borrowings under our credit facility during either period and, as of August 3, 2024, the availability under our credit facility was $69.9 million, as compared to $81.8 million as of July 29, 2023. Availability under our credit facility is primarily driven by our available inventory.

As of August 3, 2024, our inventory decreased approximately $8.9 million to $78.6 million, as compared to $87.5 million as of July 29, 2023. We continue to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer spending. At August 3, 2024, our clearance inventory was 10.4% of our total inventory, as compared to 9.3% at July 29, 2023. Our inventory position is very strong and our clearance levels, while slightly above our benchmark of 10%, are in line with expectations given our 10% decrease in total inventory. Our inventory turnover rate has improved by almost 30% from fiscal 2019.

Retail Store Information

The following is a summary of our retail square footage since the end of fiscal 2021 through the end of the second quarter of fiscal 2024:

	At August 3, 2024		Year End 2023		Year End 2022		Year End 2021
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	233	1,729	232	1,725	218	1,663	220	1,678
DXL outlets	15	76	15	76	16	80	16	80
CMXL retail	17	55	17	55	28	92	35	115
CMXL outlets	19	57	19	57	19	57	19	57
Total	284	1,917	283	1,913	281	1,892	290	1,930

During the first six months of fiscal 2024, we opened two new DXL stores, located in Coon Rapids, Minnesota and Thousand Oaks, California, completed a DXL remodel and closed one of our DXL stores. During the second half of fiscal 2024, we expect to open six additional DXL stores, convert five Casual Male stores to the DXL store format and remodel four more of our existing DXL stores. We expect our capital expenditures to range from $22.0 million to $25.0 million, net of tenant incentives, in fiscal 2024. Over the next five years, we believe we could potentially open approximately 50 net new DXL stores across the country, which could average 6,000 square feet or 300,000 sq. ft. in total, a 15% increase over our current square footage. In an effort to better manage our capital expenditures, we expect to open 10 stores in 2025 which is down from our previous estimate of 15 new stores.

Digital Commerce Information

We distribute our national brands and own brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For the second quarter of fiscal 2024, our direct sales were $37.0 million, or 29.6% of retail segment sales, as compared to $42.6 million, or 30.4% of retail segment sales in the second quarter of fiscal 2023.

Financial Outlook

As a result of continuing headwinds in men's apparel and our sales results for the second quarter, we are revising our full year guidance. Based on our current sales trends, we are guiding to sales of $470 million to $490 million, a decrease from our previous guidance of $500 million, and an adjusted EBITDA margin of approximately 6%, a decrease from our previous guidance of 7%, for fiscal 2024. Sales guidance for fiscal 2024 reflects a comparable sales decrease of 6% to 10%.

Conference Call

The Company will hold a conference call to review its financial results on Thursday, August 29, 2024, at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at: https://register.vevent.com/register/BI648dfc60556f441ea1ca4ecc8af13faa

Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/ydy6e6n4. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net income, net income per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges (gain) and the loss from the termination of retirement plans, if any. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store development. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt. Free cash flow before capital expenditures for store development is calculated as cash flow from operating activities less capital expenditures other than capital expenditures for store development. Capital expenditures for store development includes capital expenditures for new stores, conversions of Casual Male XL stores to DXL and remodels. Capital expenditures related to store relocations and maintenance are not included in store development.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our guidance for fiscal 2024, including expected sales, gross margin rate and adjusted EBITDA margin; expected sales trends for fiscal 2024; expected marketing costs and expected capital expenditures in fiscal 2024; expected store openings and store conversions in the remainder of fiscal 2024 and fiscal 2025; our long-range strategic plan and the expected impact of our strategic initiatives on future growth, including with respect to marketing efforts and raising brand awareness, store development and future alliances and collaborations; our ability to manage inventory; expected changes in our store portfolio and long-term plans for new or relocated stores; the expected completion of our rollout of our improved eCommerce platform; and our ability to achieve profitable sales and generate free cash flow. The discussion of forward-looking information requires the management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 21, 2024, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and the direction of the Company, including risks relating to: changes in consumer spending in response to economic factors; the impact of inflation with rising costs and high interest rates; the impact of ongoing worldwide conflicts, including the Israel-Hamas conflict and the ongoing Russian invasion of Ukraine, on the global economy; potential labor shortages; and the Company’s ability to execute on its marketing, digital, store and collaboration strategies, ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Sales	$124,820	$140,043	$240,309	$265,485
Cost of goods sold including occupancy	64,649	69,664	124,456	134,190
Gross profit	60,171	70,379	115,853	131,295

Expenses:
Selling, general and administrative	53,662	47,446	101,185	95,727
Depreciation and amortization	3,385	3,468	6,663	6,945
Total expenses	57,047	50,914	107,848	102,672

Operating income	3,124	19,465	8,005	28,623

Loss on termination of retirement plans	—	(4,174)	—	(4,174)
Interest income, net	551	505	1,121	844

Income before provision for income taxes	3,675	15,796	9,126	25,293
Provision for income taxes	1,292	4,163	2,950	6,693

Net income	$2,383	$11,633	$6,176	$18,600

Net income per share:
Basic	$0.04	$0.19	$0.11	$0.30
Diluted	$0.04	$0.18	$0.10	$0.28

Weighted-average number of common shares outstanding:
Basic	58,233	61,977	58,135	62,334
Diluted	61,117	65,449	61,035	65,829

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
August 3, 2024, February 3, 2024 and July 29, 2023
(In thousands)
(unaudited)

	August 3,	February 3,	July 29,
	2024	2024	2023
ASSETS

Cash and cash equivalents	$21,475	$27,590	$19,246
Short-term investments	41,732	32,459	43,536
Inventories	78,612	80,968	87,532
Other current assets	9,875	12,228	7,638
Property and equipment, net	47,791	43,238	35,397
Operating lease right-of-use assets	163,246	138,118	132,930
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	19,403	21,533	23,966
Other assets	484	457	565
Total assets	$383,768	$357,741	$351,960

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$22,576	$17,353	$20,899
Accrued expenses and other liabilities	27,604	36,898	31,327
Operating leases	176,634	154,537	149,634
Stockholders' equity	156,954	148,953	150,100
Total liabilities and stockholders' equity	$383,768	$357,741	$351,960

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(unaudited)

	For the three months ended		For the six months ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
(in millions)
Net income (GAAP basis)	$2.4	$11.6	$6.2	$18.6
Add back:
Loss on termination of retirement plans	—	4.2	—	4.2
Provision for income taxes	1.3	4.2	3.0	6.7
Interest income, net	(0.6)	(0.5)	(1.1)	(0.8)
Depreciation and amortization	3.4	3.5	6.7	6.9
Adjusted EBITDA (non-GAAP basis)	$6.5	$22.9	$14.7	$35.6

Sales	$124.8	$140.0	$240.3	$265.5
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	5.2%	16.4%	6.1%	13.4%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the six months ended
(in millions)	August 3, 2024	July 29, 2023
Cash flow from operating activities (GAAP basis)	$16.0	$26.2
Capital expenditures, excluding store development	(7.6)	(3.9)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$8.4	$22.4
Capital expenditures for store development	(5.2)	(0.8)
Free Cash Flow (non-GAAP basis)	$3.2	$21.6

FISCAL 2024 FORECAST

GAAP TO NON-GAAP ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

(unaudited)

	Projected
	Fiscal 2024
(in millions, except per share data and percentages)		per diluted share
Sales (mid-point of guidance)	$480.0
Net income (GAAP basis)	10.9	$0.19
Add back:
Provision for income taxes	5.3
Interest income, net	(2.4)
Depreciation and amortization	15.0
Adjusted EBITDA (non-GAAP basis)	$28.8
Adjusted EBITDA margin as a percentage of sales (non-GAAP basis)	6.0%

Weighted average common shares outstanding - diluted	61.5